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EX-16 CORRESPONDENCE FROM FORMER ACCOUNTANT

EXHIBIT 16


CORRESPONDENCE FROM FORMER ACCOUNTANT PURSUANT TO REGULATION SB,
ITEM 304 (a) (3)

Schwartz Levitsky Feldman llp
Chartered Accountants
1167 Caledonia Road
Toronto, Ontario, Canada
M6A  2x1

January 24, 2005

Officer of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. USA   20549

Dear Sirs:
			Re: Technical Ventures Inc.
                            (the "Corporation")

We were the auditors of the Corporation and reported on August 15th, 2002 and on September 13, 2001 respectively on its consolidated financial statements for the years ended June 30, 2002 and 2001.
We have not also reviewed the Corporation's quarterly filing for the three months ended September 30, 2002. We have not audited any financial statements of the Corporation as at any date or for any period subsequent to June 30, 2002, nor reviewed any financial statements of the Corporatioon as at any date or for any period subsequent to September 30, 2002.

Further to the request of the board of directors of the Corporation and pursuant to Regulation SB, Item 304, we wish to advise that, based on our knowledge of information at this ime, we agree with the information contained in the Corporation's Form 8- K A, dated December 15, 2004.

Yours very truly,

/s/ SCHWARTZ LEVITZKY FELDMAN llp
PER:  Gerry Goldberg, C.A.

[A signed original of this correspondence and provided to Technical Ventures Inc. and will be retained by Technical Ventures Inc. and furnished to the Securities and Exchange Commission or its staff upon request.]